As filed with the Securities and Exchange Commission on April 9, 2026

Registration No. 333-294125

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Mobile-health Network Solutions

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Venture Drive, #07-08 Vision Exchange

Singapore 608526

+65 6222 5223

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 212 947 7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

Lawrence Venick, Esq. David J. Levine, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 +1 212 407-4000

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

We are filing this Amendment No. 1 (this “Amendment No. 1”) to our registration statement on Form F-1 (the “Original Filing”) for the sole purpose of amending the auditor’s opinion located on page F-2 of this Amendment No. 1. For clarity, the audited financial statements as of and for the fiscal years ended June 30, 2025, 2024, and 2023 included in this Amendment No. 1 are unchanged from the audited financial statements included in the Original Filing.

Other than expressly set forth herein, this Amendment No. 1 does not, and does not purport to, amend or restate any other information contained in the Original Filing nor does this Amendment No. 1 reflect any events that have occurred after the Original Filing was filed.

MOBILE-HEALTH NETWORK SOLUTIONS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Mobile-Health Network Solutions

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Mobile-Health Network Solutions and its subsidiaries (collectively, the “Company”) as of June 30, 2025 and 2024, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended June 30, 2025 and 2024 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024, and the results of its operations and its cash flows for the years ended June 30, 2025 and 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ JWF Assurance PAC

We have served as the Company’s auditors since 2024.

JWF Assurance PAC Singapore PCAOB ID Number 7095

October 31, 2025

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors

Mobile-Health Network Solutions

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Mobile-Health Network Solutions and subsidiary (the “Company”) as of June 30, 2023, the related consolidated statements of operation and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2023 and 2022, and the related notes to the consolidated financial statements. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2023 and 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue recognition – Determination of principal versus agent

As discussed in Notes 2 to the consolidated financial statements, revenue is recognized on a gross or net basis based on whether the Company acts as a principal by controlling the service provided to the consumer, or whether it acts as an agent by arranging for third parties to provide the service to the consumer. During the years ended June 30, 2023 and 2022, telemedicine service was resulted in deliveries revenue of $6 million from contractual agreements in which the Company is responsible for arranging telemedicine consultation service provided to patients by in-house doctors and/or external contractual doctors and the Company is therefore acting as a principal.

We identified the determination of principal versus agent for revenue recognition for the telemedicine service arrangements as a critical audit matter. Specifically, subjective auditor judgment was required to evaluate whether the Company acted as either a principal or an agent with respect to whether the Company controls the promised service.

The primary procedures we performed to address this critical audit matter included:

➢	Obtained understanding the legal requirements and operating environment of medical practice at Singapore.

➢	Obtained and understood the service contracts between the Company, Manadr APP users (i.e. patients) and service provider (i.e. doctors) for telemedine advises subscribed and medical advises and medicine prescription provided;

➢	Performed testing walkthroughs of sales and purchase transactions to confirm the working flow of the key business cycles;

➢	Obtained revenue recognition memo including analysis of principal versus agent along with the management’s conclusion;

➢	Assessed management’s determination of revenue recognition for the telemedicine service arrangements by analyzing whether the Company controls the promised service pursuant to the terms and conditions with Manadr APP users and service providers.

➢	Leveraged the testing result of substantive testing to further verify the management’s conclusion.

We have served as the Company’s auditor since 2023.

Rowland Heights, California

October 27, 2023 except Note 14 and 15 on March 6, 2024

F-3

MOBILE-HEALTH NETWORK SOLUTIONS

CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2025	2024
	US$	US$
ASSETS
Current assets
Cash and cash equivalents	1,034,103	6,707,695
Accounts receivable, net	108,999	111,066
Inventories, net	103,914	163,993
Other current assets	377,291	222,737
Amount due from related parties	159,424	83,563
Total current assets	1,783,731	7,289,054

Non-current assets
Property and equipment, net	138,421	216,047
Intangible assets, net	2,360,937	18,952
Operating leases right-of-use assets	164,861	370,607
Other assets	-	55,955
Total non-current assets	2,664,219	661,561

TOTAL ASSETS	4,447,950	7,950,615

LIABILITIES
Current liabilities
Accounts payable	870,849	1,671,201
Accruals and other payables	563,530	1,078,094
Amount due to officers	798	133,544
Amount due to related parties	86,186	35,367
Operating lease liabilities, current	168,948	240,090
Total current liabilities	1,690,311	3,158,296

Non-current liabilities
Amount due to officers	140,862	516,946
Operating lease liabilities	-	135,920
Total non-current liabilities	140,862	652,866

TOTAL LIABILITIES	1,831,173	3,811,162

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, Class A, US$0.00016 par value, 156,250,000 shares authorized, 749,022 shares issued and outstanding as of June 30, 2025; US$0.00016 par value, 156,250,000 shares authorized, 560,337 shares issued and outstanding as of June 30, 2024*	120	89
Ordinary shares, Class B, US$0.00016 par value, 156,250,000 shares authorized, 291,888 shares issued and outstanding as of June 30, 2025; US$0.00016 par value, 156,250,000 shares authorized, 301,956 shares issued and outstanding as of June 30, 2024*	47	49

Additional paid-in capital	30,164,959	28,466,888
Accumulated deficit	(28,139,599)	(24,755,793)
Accumulated other comprehensive income	591,250	428,220
Total shareholders’ equity	2,616,777	4,139,453
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,447,950	7,950,615

The accompanying notes are an integral part of these consolidated financial statements.

*	Retroactively restated to give effect to a share consolidation at a ratio of 1:8 ordinary shares effective on February 28, 2025. Retroactively restated to give effect to a share consolidation at a ratio of 1:5 ordinary shares effective on September 25, 2025.

F-4

MOBILE-HEALTH NETWORK SOLUTIONS

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the years ended June 30,
	2025	2024	2023
	US$	US$	US$

Revenue	7,646,739	13,968,535	7,874,886
Cost	(6,366,621)	(11,430,162)	(6,779,892)

Gross profit	1,280,118	2,538,373	1,094,994

Operating expenses:
Salaries and benefits (Note 13)	1,569,769	4,045,692	2,389,892
Depreciation and amortization	172,018	149,078	94,816
Selling, general and administrative	2,669,395	4,927,584	1,898,986
Share-based compensation	414,051	9,119,764	-
Total operating expenses	4,825,233	18,242,118	4,383,694

Other income:
Government incentives	30,751	-	27,892
Other income, net	130,558	81,759	47,448
Total other income, net	161,309	81,759	75,340

Loss before income tax expense	(3,383,806)	(15,621,986)	(3,213,360)

Income tax credit	-	19,194	-
Net loss	(3,383,806)	(15,602,792)	(3,213,360)

Other comprehensive income:
Foreign currency translation, net of income tax	163,030	139,230	396,262
Comprehensive loss	(3,220,776)	(15,463,562)	(2,817,098)

Net loss per share* (Note 16)
Basic and diluted	(3.82)	(18.09)	(5.04)

Weighted average number of ordinary shares*
Basic and diluted	885,796	862,293	637,050

The accompanying notes are an integral part of these consolidated financial statements.

*	Retroactively restated to give effect to a share consolidation at a ratio of 1:8 ordinary shares effective on February 28, 2025. Retroactively restated to give effect to a share consolidation at a ratio of 1:5 ordinary shares effective on September 25, 2025.

F-5

MOBILE-HEALTH NETWORK SOLUTIONS

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary shares, Class A		Ordinary shares, Class B		Additional		Accumulated other
	Shares Outstanding*	Par value	Shares Outstanding*	Par value	paid-in capital	Accumulated losses	comprehensive (loss)income	Total
		US$		US$	US$	US$	US$	US$
Balance as of July 1, 2022	421,838	67	301,956	49	14,482,926	(5,939,641)	(107,272)	8,436,129
Ordinary shares buy back (Note 10)	(100,650)	(16)	-	-	(6,848,257)	-	-	(6,848,273)
Issuance of ordinary shares (Note 10)	13,906	2	-	-	862,041	-	-	862,043
Net loss	-	-	-	-	-	(3,213,360)	-	(3,213,360)
Foreign currency translation adjustment	-	-	-	-	-	-	396,262	396,262
Balance as of June 30, 2023	335,094	53	301,956	49	8,496,710	(9,153,001)	288,990	(367,199)
Issuance of ordinary shares from private placement exercise (Note 10)	24,900	4	-	-	1,724,069	-	-	1,724,073
Stock-based compensation	131,800	21	-	-	9,119,743	-	-	9,119,764
Issuance of ordinary shares from public offering exercise (“IPO”)	64,688	10	-	-	9,126,366	-	-	9,126,376
Cashless exercise of common stock warrants	3,855	1	-	-	-	-	-	1
Net loss	-	-	-	-	-	(15,602,792)	-	(15,602,792)
Foreign currency translation adjustment	-	-	-	-	-	-	139,230	139,230
Balance as of June 30, 2024	560,337	89	301,956	49	28,466,888	(24,755,793)	428,220	4,139,453
Issuance of SEPA commitment shares (Note 10)	7,742	1	-	-	99,989	-	-	99,990
Issuance of ordinary shares in relation to the SEPA (Note 10)	148,386	24	-	-	984,035	-	-	984,059
Purchase of shares issued under securities purchase agreement	22,485	4	-	-	199,996	-	-	200,000
Stock-based compensation	-	-	-	-	414,051	-	-	414,051
Shares transfer from class B to class A	10,069	2	(10,069)	(2)	-	-	-	-
Share reverse-split round up	3	-	1	-	-	-	-	-
Net loss	-	-	-	-	-	(3,383,806)	-	(3,383,806)
Foreign currency translation adjustment	-	-	-	-	-	-	163,030	163,030
Balance as of June 30, 2025	749,022	120	291,888	47	30,164,959	(28,139,599)	591,250	2,616,777

The accompanying notes are an integral part of these consolidated financial statements.

*	Retroactively restated to give effect to a share consolidation at a ratio of 1:8 ordinary shares effective on February 28, 2025. Retroactively restated to give effect to a share consolidation at a ratio of 1:5 ordinary shares effective on September 25, 2025.

F-6

MOBILE-HEALTH NETWORK SOLUTIONS

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended June 30,
	2025	2024	2023
	US$	US$	US$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(3,383,806)	(15,602,792)	(3,213,360)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	172,018	149,078	94,816
Non cash lease expenses	270,243	184,820	106,076
Intangible assets written off	-	-	2,887
Allowance for expected credit loss	13,609	-	106,450
Write back of allowance for expected credit loss	(8,508)	-	-
Reversal for provision for stock obsolescence	(21,172)	-	-
Provision for stock obsolescence	-	-	20,438
Expenses related to SEPA (Note 10)	99,990	-	-
Stock-based compensation	414,051	9,119,764	-
Change in operating assets and liabilities:
Accounts receivable	(3,034)	(36,751)	(513)
Other current assets	101,401	(32,332)	(210,622)
Inventories	81,251	(17,612)	(92,813)
Accounts payable	(800,352)	312,385	748,515
Accruals and other current liabilities	(1,023,394)	(299,924)	431,812
Operating lease assets and liabilities, net	(271,559)	(182,002)	(105,212)
Income taxes payable	-	-	(137,100)
Net cash used in operating activities	(4,359,262)	(6,405,366)	(2,248,626)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(63,140)	(134,211)	(186,001)
Addition in intangible assets	(2,373,237)	-	-
Net cash used in investing activities	(2,436,377)	(134,211)	(186,001)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	984,059	10,850,450	843,081
Repurchase of ordinary shares issued	-	-	(6,598,240)
(Repayment) advance of other payables to related parties	(25,042)	31,786	(45,293)
Net cash (used in) provided by financial activities	959,017	10,882,236	(5,800,452)

Effect of exchange rate changes on cash and cash equivalents	163,030	139,230	217,797
Net change in cash and cash equivalents	(5,673,592)	4,481,889	(8,017,282)
Cash and cash equivalents - beginning of year	6,707,695	2,225,806	10,243,088
Cash and cash equivalents - end of year	1,034,103	6,707,695	2,225,806
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	-	-	217,228
Cash refund from income taxes	-	71,532	27,844

The accompanying notes form an integral part of these consolidated financial statements.

F-7

1 Organization and business overview

Mobile-Health Network Solutions. is an investment holding company incorporated on 28 July 2016 under the laws of the Cayman Islands. The Company through its subsidiaries provides telehealth solutions through our MaNaDr platform, which is accessible via our mobile application and website to offer users with a range of seamless and hassle-free telehealth solutions. The platform seeks to offer users the ability to teleconsult with doctors and be prescribed and delivered with the medication at their doorsteps. We also sell prescription drugs, non-prescription drugs and healthcare products directly on our platform and indirectly through the Company’s retail pharmacy network. Mobile-Health Network Solutions and its subsidiaries are collectively referred to as the “Company”.

The Company is headquartered in Singapore.

The consolidated financial statements of the Company include the following entities:

Name	Date of incorporation	Percentage of direct or indirect interests	Place of incorporation	Principal activities
Mobile-Health Network Solutions	28 July 2016		Cayman Islands	Investment holding
Manadr Pte. Ltd.	28 September 2016	100%	Singapore	Providing healthcare services through mobile application and web portals
Mobile Health Pte. Ltd.	2 July 2009	100%	Singapore	Developing IT systems on mobile phone
1 Healthservice Pte. Ltd.	28 September 2016	100%	Singapore	Pharmacies, drug stores and other health services
Mana Aesthetics Pte. Ltd.	October 11, 2017	100%	Singapore	Beauty and other personal care services
Manadr Clinic Pte. Ltd.	March 6, 2023	100%	Singapore	Clinics and other general medical services
Manadr Vietnam Pte. Ltd.	June 29, 2023	100%	Vietnam	Developing IT systems on mobile phone and web portals
Mobile Health Network Solutions Sdn. Bhd.	April 22, 2024	100%	Malaysia	Providing healthcare services through mobile application and web portals
Klinik K Wong Sdn. Bhd.	July 3, 2024	100%(1)	Malaysia	Providing clinic healthcare services
PT Mobile Health Network Solution	August 6, 2024	99.9%(2)	Indonesia	Clinics and other general medical services
Skylink Innovations Pte. Ltd.	November 27, 2024	100%(3)	Singapore	Internet search engines
Medilink Clinic Pte. Ltd.	January 13, 2025	100%(4)	Singapore	Clinics and other general medical services

(1)	On July 3, 2024, Klinik K Wong Sdn. Bhd. had been incorporated and the capital injection was S$28.78 (MYR100).

F-8

1	Organization and business overview (continued)

(2)	On August 6, 2024, PT Mobile Health Network Solution had been incorporated and the capital injection was S$842,600 (IDR10,000,000,000).

(3)	On November 27, 2024, Skylink Innovations Pte. Ltd. had been incorporated and the capital injection was S$50,000.

(4)	On January 13, 2025, Medilink Clinic Pte. Ltd. had been incorporated and the capital injection was S$10,000.

2 Summary of significant accounting policies

This summary of significant accounting policies is presented to assist in understanding the Company’s consolidated financial statements and has been consistently applied in the preparation of the financial statements.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Significant inter-company balances, inter-company transactions, investment and capital, if any, have been eliminated upon consolidation.

Non-controlling interest represents the portion of the net assets of a subsidiary attributable to interests that are not owned by the Company. The non-controlling interest is presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interest’s operating result is presented on the face of the consolidated statements of income and comprehensive income/(loss) as an allocation of the total income/(loss) for the year between non-controlling shareholders and the shareholders of the Company.

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make judgements, estimates and assumptions that affect the application of policies and reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, inventory valuation, impairment of long-lived assets, estimated useful life of property and equipment and intangible assets, and allowance for credit losses on receivables, and realisation of deferred tax assets. Actual results may differ from these estimates.

Foreign currency and translation

The functional currency of Mobile-Health Network Solutions and its Singapore subsidiaries is the Singapore dollar (“S$”). The functional currency of the Vietnam subsidiary of the Company is the Vietnamese đống (“VND”). The functional currency of the Malaysia subsidiary of the Company is the Malaysian Ringgit (“MYR”). The functional currency of the Indonesia subsidiary of the Company is the Indonesian Rupiah (“IDR”). The reporting currency of the Company is the United States dollar (the “US$”).

F-9

2	Summary of significant accounting policies (continued)

Foreign currency and translation (continued)

The financial statements of the Company is translated from the functional currency to the reporting currency, the US$. Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates.

Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Non-monetary items that are measured in terms of historical costs in foreign currency. Exchange gains and losses are included in the consolidated statements of income and comprehensive income.

The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. Equity accounts other than earnings generated in current year are translated into US$ at the appropriate historical rates. Translation differences are recorded in accumulated other comprehensive income, a component of shareholders’ equity.

Going Concern

The accompanying audited condensed consolidated financial statements have been prepared assuming that the Group will continue as a going concern. For the fiscal year ended 30 June 2025, the Group incurred a net loss of US$3,383,806 and negative cash flows from operating activities of US$4,359,262, with a cash balance of US$1,034,103 as of that date. These conditions raise substantial doubt about the Group’s ability to continue as a going concern.

To address this uncertainty and support ongoing operations, management has evaluated and initiated several funding and cost mitigation strategies, including:

●	Continuing to utilize the At-the-Market (“ATM”) offering and the Share Equity Purchase Agreement (“SEPA”) entered into in 2025, both of which remain effective

●	Exploring private placements of equity securities with potential investors

●	Implementing cost optimization measures, including the deployment of AI tools to enhance operational efficiency and reduce reliance on human resources

Management has commenced efforts to raise additional equity financing. However, there can be no assurance that such financing will be available on acceptable terms or at all. Failure to obtain sufficient funding may have a material adverse effect on the Group’s business, financial condition, and results of operations. Accordingly, these factors raise substantial doubt about the Group’s ability to continue as a going concern.

While there is no immediate concern regarding liquidation, the uncertainty surrounding future financing and operational cash flows continues to cast doubt on the Group’s ability to meet its obligations as they become due. Management believes that the mitigation plans outlined above, if successfully executed, may alleviate the going concern uncertainty.

The audited consolidated financial statements do not include any adjustments that may be necessary should the Group be unable to continue as a going concern.

Cash and cash equivalents

Cash and cash equivalents primarily consist of bank deposits with original maturities of three months or less, which are unrestricted as to withdrawal and use. The Company maintains most of its bank accounts in Singapore. Cash and cash equivalents represent cash in bank and are unrestricted as to withdrawal or use.

F-10

2	Summary of significant accounting policies (continued)

Accounts receivable, net

Accounts receivable mainly represent amounts due from customers that meet the revenue recognition criteria. These accounts receivables are recorded net of any allowance for credit losses and specific customer credit allowances. The Company maintains an allowance for estimated credit losses inherent in its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and the Company’s customers’ financial condition, the receivable amount in dispute, and the current receivables aging and current payment patterns, over the contractual life of the receivable. The Company writes off the receivable when it is determined to be uncollectible.

Other current assets

Other current assets, including deposits, other receivables, income tax receivable and prepayments, are classified based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

Inventories, net

Inventories are measured at the lower of cost or net realizable value. The cost of inventories is based on the first-in, first-out principle, and includes expenditure incurred in acquiring the inventories and other costs incurred in bringing them to their existing location and condition.

The Company reviews inventory quarterly for salability and obsolescence based on expiration dates. A statistical allowance is provided for inventory considered unlikely to be sold. The statistical allowance is based on an analysis of the expiration dates, historical disposal activity, historical customer shipments, as well as estimated future sales. The Company writes off inventory in the period in which disposal occurs.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and impairment if applicable. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets as follows:

Categories	Useful life
Computer and software	3 years
Furniture & fittings	5 years
Office equipment	5 years
Leasehold improvement	Shorter of the remaining lease term or 3 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statement of operations and comprehensive income. Expenditures for maintenance and repairs are charged to expense as incurred, while additions renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives. For the years ended June 30, 2025 and 2024, no impairment of property and equipment was recognized.

F-11

2	Summary of significant accounting policies (continued)

Intangible assets, net

Intangible assets represent the Manadr platform, patents and trademarks. These intangible assets arise primarily from the determination of their respective fair market values at the date of acquisition. The useful life of the intangible assets is assessed to be finite and amortization is computed using the straight-line method over the estimated useful lives or 3 to 10 years based upon the future cash flows attributable to the asset.

In accordance with ASC 350-40 (Internal-Use Software), the Company capitalizes qualifying software development costs incurred during the application development stage. Costs related to the preliminary project phase and post-implementation activities are expensed as incurred, while direct costs associated with coding, testing, and deployment are capitalized.

The capitalization policy applies to both internally developed software and acquired software licenses, provided these assets meet the recognition criteria under ASC 350-40. Once development is complete, capitalized software costs are amortized over their estimated useful life, based on the expected economic benefits to the Company. The Company periodically evaluates the recoverability of these assets and assesses potential impairment when indicators suggest that the carrying value may exceed the expected future benefits.

We believe the accounting policies discussed here are critical to understanding our historical and future performance, particularly those that require significant management judgment. For a complete discussion of our other significant accounting policies.

Impairment of long-lived assets

The Company evaluates the recoverability of its long-lived assets (asset groups), including property and equipment, definite-lived intangible assets and operating lease right-of-use assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of its asset (asset group) may not be fully recoverable. When these events occur, the Company measures impairment by comparing the carrying amount of the assets to the estimated undiscounted future cash flows expected to result from the use of the asset (asset group) and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the asset (asset group), the Company recognizes an impairment loss based on the excess of the carrying amount of the asset (asset group) over their fair value. Fair value is generally determined by discounting the cash flows expected to be generated by the asset (asset group), when the market prices are not readily available. The adjusted carrying amount of the asset is the new cost basis and is depreciated over the asset’s remaining useful life. Long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. For the years ended June 30, 2025 and 2024, no impairment of long-lived assets was recognized.

Leases

The Company is a lessee of non-cancellable operating leases for its corporate office premise. The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate based on the information available at the lease commencement date. The Company generally uses the base, non-cancellable lease term in calculating the right-of-use assets and liabilities.

The Company has elected not to recognize ROU assets and lease liabilities for short-term leases that have a lease term of 12 months or less. The Company recognizes the lease payments associated with its short-term leases as an expense on a straight-line basis over the lease term.

F-12

2	Summary of significant accounting policies (continued)

Leases (continued)

The Company evaluates the impairment of its right-of-use assets consistent with the approach applied for its other long-lived assets. The assessment of possible impairment is based on its ability to recover the carrying value of the asset from the expected undiscounted future pre-tax cash flows of the related operations. The Company has elected to include the carrying amount of finance and operating lease liabilities in any tested asset group and include the associated lease payments in the undiscounted future pre-tax cash flows. For the years ended June 30, 2025 and 2024, the Company did not have any impairment loss against its operating lease right-of-use assets.

Fair value measurements

The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	- observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	- other inputs that are directly or indirectly observable in the marketplace.
Level 3	- unobservable inputs which are supported by little or no market activity.

The carrying amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable, and accruals and other payables approximate their fair values because of their generally short maturities. Other non-current liabilities are stated at amortized cost, which approximates fair value. The carrying amounts of operating lease liabilities and the amount due to officers approximate their fair values since they bear an interest rate which approximates market interest rates.

Revenue recognition

The Company follows the revenue requirements of Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Accounting Standards Codification (“ASC”) 606”). The core principle underlying the revenue recognition of this ASC allows the Company to recognize revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expect to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Company applies five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

F-13

2	Summary of significant accounting policies (continued)

Revenue recognition (continued)

The Company derives revenue from two main segments: (1) telemedicine and other services; and (2) sale of medicine and medical devices.

Telemedicine and other services

Telemedicine services are provided to both private sector and public sector. The Company earns telemedicine services revenue from private sector by providing teleconsultation services to patients who have subscribed to Manadr APP by contractual service providers and sale of prescribed medicine. Telemedicine revenue derived from public sector represents revenue generated from contracts with the relevant authorities and departments of the Singapore government by providing teleconsultation services to patients identified by the authorities and departments of the Singapore government. Telemedicine services with prescribed medicine are two distinct performance obligations with standalone prices that are fixed and paid post rendering of teleconsultation service with patients. Prescribed medicine will be delivered to the customer on the same day. The amount paid by the patient is then allocated to each performance obligation in a contract based on its relative standalone selling price (“SSP”). The SSP is the observable price at which we sell the product or service separately.

Revenue from teleconsultation services and sale of prescribed medicine are recognized at a point in time when the services are rendered and the products are delivered to the customers respectively.

The Company considers the following indicators amongst others when determining whether it is acting as a principal in the contract where revenue would be recorded on a gross basis:

(i)	the Company is primarily responsible for fulfilling the promise to provide the specified products or services;
(ii)	the Company has control over services provided in which the prescription issued by our service providers is under the clinic name of the Company; and
(iii)	the Company has discretion in establishing the price for the specified products or services.

The services are rendered by the Company’s in-house doctors and external service providers who are registered and credentialed to deliver care on MaNaDr platform. The company contracts with the external service providers who are paid based on the consultation fee set by the Company. Patient contracts with the Company and make payment on the MaNadr platform. In these arrangements, as the Company assumes a principal role in the transaction, revenue is recognized gross. The Company has the right to determine the service price to patients and is responsible for the holding and fulfilment of prescribed medicine to the patients, the Company assumes the credit risk and rewards of ownership of the inventory. Accordingly, the Company accounts for the telemedicine service contracts on a gross basis.

The Company also provided the medical consultation services for the physical walk-in patients in our own clinics. The services are rendered by the Company’s in-house doctors who are registered and credentialed to deliver care for the physical walk-in patients, as well as sale of prescribed medicines.

Sale of medicine

The Company sells prescription drugs, non-prescription drugs and healthcare products to clinics and end customers offline and online. The online transactions are performed through MaNaShop/MaNaStore. These products are purchased by the Company as inventory for onward sale to customers. Revenue from sale of these products under direct sales model is recognized on a gross basis upon delivery of the medicines or products to the customers. For products that are not purchased by the Company as inventory for onward sale to customers through online marketplace model, the Company facilitates setting product prices with vendors. The Company is not responsible for fulfilling the contracts being provided to the customers nor does the Company have inventory risk related to the contracts. Revenue from sale of these products is recognized on a net basis upon delivery of the medicines or products to the customers.

F-14

2	Summary of significant accounting policies (continued)

Deferred revenue

Deferred revenue includes amounts collected or billed in excess of revenue recognized. Deferred revenue is recognized as revenue as the related performance obligations are satisfied. Deferred revenue balances are generally expected to be recognized within 12 months.

Cost of revenue

Cost of revenue primarily consists of fees paid to the service providers, medicine costs and delivery fees.

Related party transactions

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Segment Reporting

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”), or decision making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the CODM maker, reviews operation results by the revenue of different services. Based on management’s assessment, the Company has determined that it has two operating segments as follows:

1.	Telemedicine and other services

2.	Sale of medicine and medical devices

Concentrations and credit risk

The Company maintains its cash balances with banks in the Republic of Singapore. Should any bank holding cash become insolvent, or if the Company is otherwise unable to withdraw funds, the Company would lose the cash with that bank; however, the Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts. In Singapore, a depositor has up to S$75,000 insured by Singapore Deposit Insurance Corporation (“SDIC”).

As of June 30, 2025 and 2024, $670,132 and $1,367,708 of the company’s cash held by financial institutions were uninsured respectively.

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalent and accounts receivable. The Company has designed its credit policies with an objective to minimize their exposure to credit risk. The Company’s accounts receivable are short term in nature and the associated risk is minimal. The Company conducts credit evaluations on its clients and generally does not require collateral or other security. The Company periodically evaluates the creditworthiness of the existing clients in determining the allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific clients.

For the year ended June 30, 2025 and 2024, none of the customers accounted more than 10% of the Company’s total sales.

F-15

2	Summary of significant accounting policies (continued)

Concentrations and credit risk (continued)

As of June 30, 2025 and 2024, none of the customers amounted more than 10% of the Company’s account receivables.

For the year ended June 30, 2025 and 2024, none of the suppliers accounted more than 10% of the Company’s total purchases.

As of June 30, 2025 and 2024, none of the suppliers accounted more than 10% of the account payable.

Employee benefits

Employee benefits are recognized as an expense, unless the cost qualifies to be capitalized as an asset.

i)	Defined contribution plans

Defined contribution plans are post-employment benefit plans under which the Company pays fixed contributions into separate entities such as the Central Provident Fund on a mandatory, contractual or voluntary basis. The Company has no further payment obligations once the contributions have been paid.

ii)	Short-term compensated absences

Employee entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

Share-based compensation

The Company follows ASC 718, Compensation —Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all share-based payment awards, including restricted stock units, based on estimated grant date fair values. Restricted stock units are valued using the market price of the Company’s common shares on the date of grant. The Company records compensation expense, net of estimated forfeitures, over the requisite service period.

Awards classified in equity under ASC 718 that may be subject to temporary equity classification include:

i.	Shares with a repurchase feature that the employee can exercise only after the shares have been vested for at least six months, as well as options on such shares.

ii.	Shares that have a contingent repurchase feature that is outside the control of the employee and the entity if it is currently probable that the contingency would not occur. Examples include shares redeemable only on the occurrence of a liquidity event, such as a change of control.

iii.	Options that have a contingent cash-settlement provision not within the employee’s or the entity’s control if it is not currently probable that the contingency would occur.

F-16

2	Summary of significant accounting policies (continued)

Common stock purchase warrants

Common stock purchase warrants are classified as equity if the contracts (1) require physical settlement or net-share settlement or (2) give the Company a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). Contracts which (1) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (2) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (3) that contain reset provisions that do not qualify for the scope exception are classified as liabilities. The Company assesses the classification of its common stock purchase warrants at each reporting date to determine whether a change in classification between equity and liabilities is required.

Income taxes

The Company accounts for income taxes under FASB ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are also provided for net operating loss carryforwards that can be utilized to offset future taxable income.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. A valuation allowance is established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of FASB ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for consolidated financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes for the years ended June 30, 2025 and 2024. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

Comprehensive Loss

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) consists of foreign currency translation that have been excluded from the determination of net income (loss).

Earnings (loss) per share

Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share is computed in the same manner as basic EPS, except the number of shares include additional ordinary shares that would have been outstanding if potential ordinary shares with a dilutive effect had been issued. When the Company has a loss, diluted shares are not included as their effect would be anti-dilutive. The Company has no dilutive securities or debt for each of the years end June 30, 2025 and 2024.

F-17

2	Summary of significant accounting policies (continued)

Recent Accounting Pronouncements

The Company is an “emerging growth company “ (“EGC “) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act “). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company made the election to delay the adoption of new or revised accounting standards.

In December 2023, the FASB issued Accounting Standards Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which modifies the rules on income tax disclosures to require entities to disclose (1) specific categories in the rate reconciliation, (2) the income or loss from continuing operations (separated by federal, state and foreign). ASU 2023-09 also requires entities to disclose their income tax payments to international, federal, state and local jurisdictions, among other changes. The guidance is effective for annual periods beginning after December 15, 2024. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new guidance on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued new guidance to improve comprehensive income disclosures. The guidance requires disaggregation of income statement expense. The guidance will be effective for the Company beginning with annual reporting for fiscal year ending December 31, 2027 and interim periods thereafter. The Company is currently assessing the impact the new guidance will have on its income statement expenses disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and cash flows.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that impact the amounts reported in the consolidated financial statements and accompanying notes.

The Company bases its estimates on historical experience, current business factors, and various other assumptions deemed necessary for determining the carrying values of assets and liabilities, the recognition of revenue and expenses, and the disclosure of contingent assets and liabilities. Given the uncertainties associated with future events, economic and political factors, and changes in the business environment, actual results may differ from these estimates. As new events occur and additional information becomes available, the Company continuously evaluates and updates its accounting estimates in response to evolving operational conditions.

3 Accounts receivable, net

	As of June 30,
	2025	2024
	US$	US$

Accounts receivable	243,957	232,844
Less: allowance for expected credit loss	(134,958)	(121,778)
Total accounts receivable	108,999	111,066

Movements of allowance for expected credit loss are as follows:

	As of June 30,
	2025	2024
	US$	US$

Allowance for expected credit loss, beginning balance	121,778	122,030
Reversal	(8,508)	-
Addition	13,609	-
Exchange difference	8,079	(252)
Total accounts receivable	134,958	121,778

The recoverability is uncertain therefore the receivable amount due from the customer was fully reserved for allowance for expected credit loss.

F-18

4 Inventories, net

	As of June 30,
	2025	2024
	US$	US$

Medicines and medical devices	106,415	188,274
Less: Allowance for stock obsolescence	(2,501)	(24,281)
Total inventories, net	103,914	163,993

Movements of allowance for stock obsolescence are as follows:

	As of June 30,
	2025	2024
	US$	US$

Allowance for stock obsolesces, beginning balance	24,281	24,331
Reversal	(21,172)	-
Exchange difference	(608)	(50)
Allowance for stock obsolesces ending balance	2,501	24,281

There are no inventories pledged as security for liabilities.

5 Other assets

	As of June 30,
	2025	2024
	US$	US$
Current
Deposits	66,014	63,067
Prepayments	105,367	108,207
Other receivables	205,910	51,463
Other current assets	377,291	222,737

Non-current
Other receivable	-	55,955

6 Property and equipment, net

	Computer and	Furniture and	Office	Leasehold
	Software	Fittings	Equipment	Improvement	Total
	US$	US$	US$	US$	US$
Cost
At July 1, 2023	65,725	19,109	39,621	231,820	356,275
Addition	26,394	-	18,378	89,439	134,211
Effect of foreign exchange translation	(7,134)	(39)	8,372	(4,410)	(3,211)
At June 30, 2024	84,985	19,070	66,371	316,849	487,275
Addition	5,053	-	22,544	35,543	63,140
Effect of foreign exchange translation	842	1,235	2,298	12,583	16,958
At June 30, 2025	90,880	20,305	91,213	364,975	567,373

Depreciation
At July 1, 2023	34,164	13,500	33,730	96,082	177,476
Addition	17,738	1,213	2,994	75,018	96,963
Effect of foreign exchange translation	(1,644)	(37)	(189)	(1,341)	(3,211)
At June 30, 2024	50,258	14,676	36,535	169,759	271,228
Addition	21,081	3,203	12,486	103,996	140,766
Effect of foreign exchange translation	930	1,068	2,690	12,270	16,958
At June 30, 2025	72,269	18,947	51,711	286,025	428,952

Net book value as at June 30, 2025	18,611	1,358	39,502	78,950	138,421

Net book value as at June 30, 2024	34,727	4,394	29,836	147,090	216,047

F-19

6 Property and equipment, net (continued)

Depreciation expenses for the years ended June 30, 2025 and 2024 were US$140,766 and US$96,963 respectively.

7 Intangible assets, net

		MaNaDr APP		Software under
	Patent	Software	Trademarks	Development	Total
	US$	US$	US$	US$	US$
Cost
At July 1, 2023	15,613	603,177	65,209	-	683,999
Addition	-	-	-	-	-
Effect of foreign exchange translation	(32)	(1,244)	(134)	-	(1,410)
At June 30, 2024	15,581	601,933	65,075	-	682,589
Addition	-	-	-	2,373,237	2,373,237
Effect of foreign exchange translation	1,010	39,019	4,217	(86)	44,160
At June 30, 2025	16,591	640,952	69,292	2,373,151	3,099,986

Amortization
At July 1, 2023	15,613	557,906	39,696	-	613,215
Addition	-	45,553	6,562		52,115
Effect of foreign exchange translation	(32)	(1,526)	(135)	-	(1,693)
At June 30, 2024	15,581	601,933	46,123		663,637
Addition	-	24,567	6,685		31,252
Effect of foreign exchange translation	1,010	39,916	3,234	-	44,160
At June 30, 2025	16,591	666,416	56,042		739,049

Net book value as at June 30, 2025	-	(25,464)	13,250	2,373,151	2,360,937

Net book value as at June 30, 2024	-	-	18,952	-	18,952

Amortization expenses for the years ended June 30, 2025 and 2024 were US$31,252 and US$52,115 respectively.

F-20

7 Intangible assets, net (continued)

Based on the carrying value of definite-lived intangible assets as of June 30, 2025, the Company estimates its amortization expense for following years will be as follows:

Amortization expense
US$
Years Ended June 30,
2026	130,373
2027	241,090
2028	234,769
2029	234,769
Thereafter	1,519,936
Total amortization expense	2,360,937

8 Leases

The Company determines if a contract contains a lease at inception. US GAAP requires that the Company’s leases be evaluated and classified as operating or finance leases for financial reporting purposes. The classification evaluation begins at the commencement date and the lease term used in the evaluation includes the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain and failure to exercise such option which results in an economic penalty.

The Company has entered six lease agreements, including four for office premises, one for clinic premise and one for pharmacy premise, with lease terms ranging from 1 to 2 years. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants. Upon adoption of ASU 2016-02, no right-of-use (“ROU”) assets nor lease liability was recorded for the lease with a lease term with one year.

Incremental rate applied to ROU and lease liabilities calculation refer to the central bank of Singapore.

As of June 30, 2025, the Company subsisted of the following non-cancellable lease contracts.

Description of lease	Lease term
Office premises, Vision exchange #07-08	1 year
Office premises, Vision exchange #07-06/07	1 year
Office premises, Vision exchange #07-04	1 year
Office premises, Icon 4 Tower #243A	1 year
City Gate, Clinic #01-12	1 year
Clinic #46 SS2/67	1 year

(a) Amount recognized in the consolidated balance sheet:

	As of June 30,
	2025	2024
	US$	US$

Right-of-use assets – operating leases	164,861	370,607
Lease liabilities
Current	168,948	240,090
Non-current	-	135,920
	168,948	376,010

F-21

8	Leases (continued)

(b) A summary of lease cost recognized in the Company’s consolidated statements of operations is as follows:

	As of June 30,
	2025	2024
	US$	US$
Operating lease cost	279,192	195,674

Other information related to leases in as follows:

	As of June 30,
	2025	2024
	US$	US$

Weighted average remaining lease term (in years)	0.55	1.83

Weighted average discount rate	2.75% - 2.90%	2.90%

As of June 30, 2025, the maturities of the Company’s operating lease liabilities (excluding short-term leases) are as following:

Years ending June 30,	US$
2026	178,413
2027	-
Total future minimum lease payments	178,413
Less imputed interest	(9,465)
Present value of operating lease liabilities	168,948
Less: current portion	(168,948)
Long-term portion	-

9 Accruals and other payables

	As of June 30,
	2025	2024
	US$	US$

Accruals
Staff salaries	48,820	584,932
Professional and consultancy fee	386,762	207,769
GST payables	127,948	285,393
	563,530	1,078,094

The accruals of professional and consultancy fee represent audit fee, Singapore and US legal counsel review fee, market research fee and other professional consultancy related expenses.

GST payable represents goods and services tax imposed by the Singapore authorities, collected from customers and patient, to be remitted to the local tax authorities. The Company’s policy is to record the GST collected as a liability on the books and then remove the liability when the sales tax is remitted. There is no impact on the statement of operations as revenue is recorded net of GST.

F-22

10 Shareholders’ Equity

Ordinary shares

The Company was incorporated under the laws of the Cayman Islands on 28 July 2016. The authorized share capital of the Company is US$50,000 divided into 25,000,000 Class A Ordinary Shares and 25,000,000 Class B Ordinary Shares, with par value US$0.001 per share. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Each holder of our Class A Ordinary Share is entitled to one vote per share. Each holder of our Class B Ordinary Share is entitled to 10 votes per share.

The Company issued 560,337 (given effect of the First Share Consolidation and Second Share Consolidation) Class A Ordinary Shares and 301,956 (given effect of the First Share Consolidation and Second Share Consolidation) Class B Ordinary Shares as of 30 June 2024.

During the period from August 2023 to January 2024, the Company had issued a total of 24,900 (given effect of the First Share Consolidation and Second Share Consolidation) Class A Ordinary Shares of a nominal or par value of US$0.00016 each (given effect of the First Share Consolidation and Second Share Consolidation) at US$94 (given effect of the First Share Consolidation and Second Share Consolidation) per share to eight investors for a total consideration of US$1,724,073 (S$2,344,843). The Company had received the consideration in full.

In February 2024, the Company issued an aggregate of 131,800 (given effect of the First Share Consolidation and Second Share Consolidation) Class A Ordinary Shares of a nominal or par value of US$0.00016 each (given effect of the First Share Consolidation and Second Share Consolidation), comprising (i) 104,056 (given effect of the First Share Consolidation and Second Share Consolidation) Class A Ordinary Shares of a nominal or par value of US$0.00016 each (given effect of the First Share Consolidation and Second Share Consolidation) issued to 5 advisors of the Company in consideration for services provided to the Company pursuant to various agreements. The Company recorded share-based compensation of US$7,200,064 in its consolidated statements of operations and comprehensive loss; and (ii) 27,744 (given effect of the First Share Consolidation and Second Share Consolidation) Class A Ordinary Shares of a nominal or par value of US$0.00016 each (given effect of the First Share Consolidation and Second Share Consolidation ) issued to certain employees of the Company pursuant to the Incentive Plan. The Company recorded share-based compensation of US$1,919,700 in its consolidated statements of operations and comprehensive loss As of June 30, 2024, there was no outstanding stock options granted under the Incentive Plan.

On February 19, 2024, the Company completed the sub-division of the issued Class A and Class B Ordinary Shares of a nominal or par value of US$0.001 each in the capital of the Company into 250 ordinary shares of a nominal or par value of US$0.00016 each (given effect of the First Share Consolidation and Second Share Consolidation). Before the subdivision, the Company’s ordinary shares issued and outstanding was 78,687 (given effect of the First Share Consolidation and Second Share Consolidation) Class A Ordinary Shares and 48,313 (given effect of the First Share Consolidation and Second Share Consolidation) Class B Ordinary Shares. After the subdivision, the Company’s ordinary shares issued and outstanding was 491,794 (given effect of the First Share Consolidation and Second Share Consolidation) Class A Ordinary Shares and 301,956 (given effect of the First Share Consolidation and Second Share Consolidation) Class B Ordinary Shares.

On April 9, 2024, the Company entered into an underwriting agreement with Network 1 Financial Securities Inc. (the “Underwriter”) who is acting as an underwriter of the Company. The Company agreed to issue warrants to the Underwriter to purchase a number of Class A Ordinary Shares equal to 7.5% of the total number of Class A Ordinary Shares sold in the IPO, including Class A Ordinary Shares issued upon exercise of underwriter’s over-allotment option at an exercise price equal to 140% of the public offering price of the Class A Ordinary Shares sold in the IPO. The warrants are exercisable following the date of commencement of sales of the offering and for a period of five years thereafter, in whole or in part.

On April 12, 2024, the Company completed its initial public offering in which the Company issued and sold an aggregate of 64,688 (given effect of the First Share Consolidation and Second Share Consolidation) Class A Ordinary Shares of a nominal or par value of US$0.00016 each (given effect of the First Share Consolidation and Second Share Consolidation), which includes 8,438 (given effect of the First Share Consolidation and Second Share Consolidation) Class A Ordinary Shares subject to the over-allotment option being exercised by the Underwriter, at a price of US$160.00 (given effect of the First Share Consolidation and Second Share Consolidation) per Class A Ordinary Shares.

On April 19, 2024, the Underwriter exercised fully its warrants on a cashless basis, pursuant to the underwriting agreement signed on April 12, 2024. The Company issued an aggregate of 3,855 (given effect of the First Share Consolidation and Second Share Consolidation) Class A Ordinary Shares of a nominal or par value of US$0.00016 each (given effect of the First Share Consolidation and Second Share Consolidation) upon the exercise of warrants. There was no outstanding warrant as of June 30, 2024.

F-23

10	Shareholders’ Equity (continued)

Ordinary shares (continued)

On February 3, 2025, Shareholders approved the Company undertakes a share consolidation (the “First Share Consolidation”) whereby every eight issued and unissued existing Class A Ordinary Shares of a par value of US$0.000004 each of the Company (the “First Pre-Consolidation Class A Ordinary Shares”) shall be combined into one Class A Ordinary Share of the Company of a par value of US$0.000032 each (the “First Post-Consolidation Class A Ordinary Shares”), with such First Post-Consolidation Class A Ordinary Shares having the same rights and being subject to the same restrictions as the First Pre-Consolidation Class A Ordinary and every eight (8) issued and unissued existing Class B Ordinary Shares of a par value of US$0.000004 each of the Company (the “First Pre-Consolidation Class B Ordinary Shares”, together with the First Pre-Consolidation Class A Ordinary Shares, the “First Pre-Consolidation Ordinary Shares”) shall be combined into one Class B Ordinary Share of the Company of a par value of US$0.000032 each (the “First Post-Consolidation Class B Ordinary Shares”, together with the First Post-Consolidation Class A Ordinary Shares, the “First Post-Consolidation Ordinary Shares”), with such First Post-Consolidation Class B Ordinary Shares having the same rights and being subject to the same restrictions as the First Pre-Consolidation Class B Ordinary Shares, with such First Share Consolidation to be effective from 28 February 2025.

On February 28, 2025, the Company effected the First Share Consolidation, and as a result, (i) every eight (8) First Pre-Consolidation Class A Ordinary Shares were combined into one First Post-Consolidation Class A Ordinary Shares, and (ii) every eight (8) First Pre-Consolidation Class B Ordinary Shares were combined into one First Post-Consolidation Class B Ordinary Share. As a result of the First Share Consolidation, the number of outstanding Class A Ordinary Shares were reduced from 22,816,212 Class A Ordinary Shares to approximately 2,852,026.5 Class A Ordinary Shares (subject to rounding up of fractional shares to the nearest whole number).

Upon the opening of business on March 10, 2025, the Company’s Class A Ordinary Shares began trading on the Nasdaq Capital Market (“Nasdaq”) on a post-share combination basis under the current symbol “MNDR”.On May 2, 2025, the Company entered into a Securities Purchase Agreement with Indopacific and Natali Ardianto. pursuant to which the Company agreed to issue and sell an aggregate of 22,485 (given effect of the Second Share Consolidation) Class A Ordinary Shares, valued at US$8.895 (given effect of the Second Share Consolidation) per share, for US$200,000, subject to certain closing conditions.

Standby Equity Subscription Agreement

On February 14, 2025 (the “Effective Date”), Mobile-health Network Solutions. (the “Company”), entered into a standby equity subscription agreement (the “Subscription Agreement”) with YA II PN, Ltd. (“Yorkville”), pursuant to which the Company shall have the right, but not the obligation, to issue to Yorkville, and Yorkville shall have the obligation to subscribe for, Class A ordinary shares in the capital of the Company, par value US$0.000004 per share, (the “ordinary shares”) for an aggregate subscription amount of up to US$10 million (the “Commitment Amount”), at any time during the commitment period of 36 months from the Effective Date, subject to certain conditions.

Each ordinary share to be issued to Yorkville from time to time under the Subscription Agreement will be issued at 97% of the Market Price. “Market Price” is defined as the lowest of the daily VWAPs of the Ordinary Shares during the relevant Pricing Period, other than the daily VWAP on any Excluded Days (as defined below).

F-24

10	Shareholders’ Equity (continued)

Standby Equity Subscription Agreement (continued)

With respect to each Advance Notice, the Company may notify Yorkville of the Minimum Acceptable Price with respect to such Advance by indicating a Minimum Acceptable Price on such Advance Notice. If no Minimum Acceptable Price is specified in an Advance Notice, then no Minimum Acceptable Price shall be in effect in connection with such Advance. Each Trading Day during a Pricing Period for which (A) with respect to each Advance Notice with a Minimum Acceptable Price, the VWAP of the Ordinary Shares is below the Minimum Acceptable Price in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), shall result in an automatic reduction to the number of Advance Shares set forth in such Advance Notice by one third (1/3) (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day shall be excluded from the Pricing Period for purposes of determining the Market Price. The total Advance Shares in respect of each Advance with any Excluded Day(s) (after reductions have been made to arrive at the Adjusted Advance Amount) shall be automatically increased by such number of Ordinary Shares (the “Additional Shares”) equal to the greater of (a) the number of Ordinary Shares sold by Yorkville on such Excluded Day(s), if any, or (b) such number of Ordinary Shares elected to be subscribed for by Yorkville, and the subscription price per share for each Additional Share shall be equal to the Minimum Acceptable Price in effect with respect to such Advance Notice multiplied by 97%, provided that this increase shall not cause the total Advance Shares to exceed the amount set forth in the applicable Advance Notice or any limitations set forth in Section 2.01(c) of the agreement.

The Advances are subject to certain limitations, including that Yorkville shall not be obligated to subscribe for or acquire, and shall not subscribe for or acquire, any ordinary shares which, when aggregated with all other ordinary shares acquired by Yorkville under the Subscription Agreement, would result in it beneficially owning more than 9.99% of the ordinary shares then issued at the time of an Advance (the “Ownership Limitation”). The Exchange Cap will not apply under certain circumstances, including, where the Company has obtained shareholder approval for issuances of ordinary shares in excess of the Exchange Cap in accordance with the rules of Nasdaq or such issuances do not require shareholder approval under Nasdaq’s “minimum price rule.”

In connection with entry into the Subscription Agreement, the Company agreed to pay Yorkville a structuring fee in the amount of US$25,000. In addition, as consideration for Yorkville’s subscription commitment, the Company will pay a commitment fee (the “Commitment Fee”) in an amount equal to 1.00% of US$10,000,000 of Ordinary Shares (the “Commitment Amount”). As of June 30, 2025, the Company issued a total of 7,742 Commitment Share (given effect of the Second Share Consolidation). The Commitment Shares and structuring fee were recorded as expense in “Selling, general and administrative”, in amounts of US$99,990 and US$25,000, respectively.

The Company evaluated the contract that includes the right to require Yorkville to purchase ordinary shares in the future (“put right”) considering the guidance in ASC 815-40, “Derivatives and Hedging — Contracts on an Entity’s Own Equity” and concluded that it is an equity-linked contract that does not qualify for equity classification, and therefore requires fair value accounting, and thus meets the definition of a derivative liability. Accordingly, the put right will be measured at fair value at each reporting period, and changes in its fair value will be recognized in the statement of comprehensive loss. The put right is measured under level 2 of the Fair Value hierarchy. The Company analyzed the terms of the freestanding put right and concluded that it has an immaterial value as of June 30, 2025.

As of June 30, 2025, the Company had issued an aggregate of 156,128 (given effect of the Second Share Consolidation) Class A Ordinary Shares. This includes 7,742 (given effect of the Second Share Consolidation) Class A Ordinary Shares issued on March 3, 2025 as a commitment fee, representing 1% of US$10 million worth of Ordinary Shares. Through the Subscription Agreement, the Company successfully raised gross proceeds of $984,053 during the reporting period. The Subscription Agreement provides the Company with the right, subject to certain conditions, to issue and sell up to US$10 million of Class A Ordinary Shares to the Selling Shareholder over a 36-month commitment period ending February 14, 2028.

F-25

11 Related party transactions and balances

The table below sets forth the major related parties and their relationships with the Company as of June 30, 2025, 2024 and 2023:

Name of related parties	Relationship with the Company
Manadr Medical Holdings Pte. Ltd. (dba. Healthlight Family Medicine Clinic)	Related company under common control of directors, Dr. Siaw Tung Yeng and Dr. Rachel Teoh Pui Pui
Kim JL Healthcare Pte. Ltd. (dba. Punggol Ripples Family Clinic)	Related company under common control of the same directors, Dr. Siaw Tung Yeng and Dr. Rachel Teoh Pui Pui
EC Family Clinic Pte. Ltd.	50% owned by Dr. Rachel Teoh Pui Pui
Manadr Malaysia Sdn. Bhd.	76% owned by Dr. Siaw Tung Yeng
Rachel Teoh Pui Pui	Director
Siaw Tung Yeng	Director

The Company provided services to Manadr Medical Holdings Pte. Ltd. amounting to $470,025, $381,354 and $401,253 for the year ended June 30, 2025, 2024 and 2023, respectively. At the same time, the Company received goods and services from Manadr Medical Holdings Pte. Ltd. amounting to $405,494, $90,415 and $99,817 for the year ended June 30, 2025, 2024 and 2023, respectively. The receivables balance due from Manadr Medical Holdings Pte. Ltd. were $147,312, $77,031 as of June 30, 2025 and 2024 respectively. The payable balance due to Manadr Medical Holdings Pte. Ltd. were $63,004 and $14,969 as of June 30, 2025 and 2024, respectively. The credit term is 30 days.

The Company provided services to Kim JL Healthcare Pte. Ltd. amounting to $16,290, $37,058 and $31,077 for the year ended June 30, 2025, 2024 and 2023 respectively. At the same time, the Company received goods and services from Kim JL Healthcare Pte. Ltd. amounting to $2,166, $77 and $46 for the year ended June 30, 2025, 2024 and 2023, respectively. The receivables balance due from Kim JL Healthcare Pte. Ltd. were $10,319 and $6,025 as of June 30, 2025 and 2024 respectively. The payable balance due to Kim JL Healthcare Pte. Ltd. were $877 and $414 as of June 30, 2025 and 2024 respectively. The credit term is 30 days.

The Company provided services to EC Family Clinic Pte. Ltd. amounting to $5,930, $5,132 and $2,589 for the year ended June 30, 2025, 2024 and 2023, respectively. The receivables balance due from EC Family Clinic Pte. Ltd. were $1,793 and $507 as of June 30, 2025 and 2024 respectively. The payable balance due to EC Family Clinic Pte. Ltd. Were $221 and $73 as of June 30, 2025 and 2024 respectively. The credit term is 30 days.

The Company received goods and services from Rachel Teoh Pui Pui amounting to $8,354, $1,431 and $ 2,798 for the year ended June 30, 2025, 2024 and 2023, respectively. The payable balance to Rachel Teoh Pui Pui were $798 and $234 as of June 30, 2025 and 2024 respectively. Such balance is interest free, unsecured, and due on demand.

The Company received goods and services from Siaw Tung Yeng amounting to $46,750, $34,333 and $28,564 for the year ended June 30, 2025, 2024 and 2023 respectively. The payable balance to Siaw Tung Yeng were $140,862 and $516,946 as of June 30, 2025 and 2024 respectively. Such balance is interest free, unsecured, and due on demand. As of the date the financial statements were available to be issued, the Company did not make any payment.

F-26

12 Segment Reporting

Based on management’s assessment, the Company has determined that it has two operating segments as follows:

1)	Telemedicine and other services
2)	Sale of medicine and medical devices

	As of June 30,
	2025	2024	2023
	US$	US$	US$

Telemedicine and other services	6,800,287	12,857,688	6,898,166
Sale of medicine and medical devices	846,452	1,110,847	976,720
Total revenue	7,646,739	13,968,535	7,874,886

Telemedicine and other services	5,630,553	10,487,767	5,948,232
Sale of medicine and medical services	736,068	942,395	831,660
Total cost of revenue	6,366,621	11,430,162	6,779,892

The following tables present summary information by segment for the years ended June 30, 2025, 2024 and 2023, respectively:

	Years Ended June 30, 2025
	Telemedicine and other services	Sale of medicine and medical devices	Consolidated totals
	US$	US$	US$

Revenue	6,800,287	846,452	7,646,739
Gross profit	1,169,734	110,384	1,280,118
Loss before income tax expense	(3,132,486)	(251,320)	(3,383,806)
Net loss	(3,132,486)	(251,320)	(3,383,806)

Total reportable assets	4,104,014	343,936	4,447,950

F-27

12	Segment Reporting (continued)

	Years Ended June 30, 2024
	Telemedicine and other services	Sale of medicine and medical devices	Consolidated totals
	US$	US$	US$

Revenue	12,857,688	1,110,847	13,968,535
Gross profit	2,369,921	168,452	2,538,373
Loss before income tax expense	(15,357,637)	(264,349)	(15,621,986)
Net loss	(15,338,443)	(264,349)	(15,602,792)

Total reportable assets	7,328,740	621,875	7,950,615

	Years Ended June 30, 2023
	Telemedicine services	Sale of medicine and medical devices	Consolidated totals
	US$	US$	US$

Revenue	6,898,166	976,720	7,874,886
Gross profit	949,934	145,060	1,094,994
Loss before income tax expense	(2,965,165)	(248,195)	(3,213,360)
Net loss	(2,965,165)	(248,195)	(3,213,360)

Total reportable assets	3,121,643	320,896	3,442,539

13 Salaries and benefits

The following table presents the Group’s employee welfare benefits expenses:

	Years Ended June 30,
	2025	2024	2023
	US$	US$	US$

Wages and salaries	950,569	3,328,319	1,987,615
Benefits	362,789	446,045	227,566
Pensions-defined contribution	256,411	271,328	174,711
	1,569,769	4,045,692	2,389,892

F-28

14 Taxes

Income Taxes

Caymans

The Company is domiciled in the Cayman Island. The locality currently enjoys permanent income tax holidays; accordingly, the Company does not accrue for income taxes.

Singapore

The Singapore subsidiaries are incorporated in Singapore and are subject to Singapore Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first S$10,000 taxable income and 50% of the next S$190,000 taxable income exempted from income tax.

Vietnam

The Vietnam subsidiary is incorporated in Vietnam and is subject to Vietnam Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Vietnam tax laws. The applicable tax rate is 20% in Vietnam.

Malaysia

The Malaysia subsidiaries are incorporated in Malaysia and are subject to Malaysia Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Malaysia tax laws. The applicable tax rate is 24% in Malaysia.

Indonesia

The Indonesia subsidiary is incorporated in Indonesia and is subject to Indonesia Corporate Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Indonesia tax laws. The applicable tax rate is 22% in Indonesia.

Significant components of the provision for income taxes are as follows:

	Years Ended June 30,
	2025	2024	2023
	US$	US$	US$
Income tax credit is comprised of the following:
Current	-	(19,194)	-
Total income tax credit	-	(19,194)	-

F-29

14	Taxes (continued)

A reconciliation between the Company’s actual provision for income tax and the provision at the Singapore statutory rate was as follows:

	Years Ended June 30,
	2025	2024	2023
	US$	US$	US$

Loss before tax	(3,383,806)	(15,621,986)	(3,213,360)

Loss tax expense computed at statutory rate	(17.0%)	(17.0%)	(17.0%)
Reconciling items:
Non-deductible expenses	2.9%	22.2%	4.7%
Income not subject to tax	(0.0%)	(0.1%)	(0.3%)
Underprovision in respect of prior years	0.0%	0.0%	0.0%
Utilization of previously unrecognized tax losses	0.0%	0.0%	0.0%
Deferred tax assets not recognised	14.1%	(5.1%)	12.6%
Others	0.0%	0.0%	0.0%
Effective tax rate	0.0%	0.0%	0.0%

Deferred tax assets

In assessing the realizability of deferred tax assets, the Company only consider to the extent that it is probable that future taxable profits will be available against which the Company can utilize the benefits. After consideration of all the information available, the Company has recorded a full valuation allowance against its deferred tax assets as of June 30, 2025, 2024 and 2023, respectively, because the Company has determined that is it more likely than not that these assets will not be fully realized due to continuous net operating losses incurred in those geographic areas.

15 Share-based compensation

	Years Ended June 30,
	2025	2024	2023
	US$	US$	US$

Share-based compensation	414,051	9,119,764	-

In March 2023, the Company has established the Employee Incentive Plan (the “Plan”) pursuant to which the right to subscribe for Class A Ordinary Shares may be granted to employees, advisors, directors, and consultants of the Company, who meet the eligibility criteria in accordance with the rules of the Plan. The Plan will subsist from March 2023 till the date of the listing of the Company on a securities exchange or till the date on which the Plan is terminated by the Employee Incentive Plan Committee of the Company, whichever is earlier.

F-30

15	Share-based compensation (continued)

Shares Options

In August and December 2023, the Company granted a total of 27,744 (given effect of the First Share Consolidation and Second Share Consolidation) Option Shares to certain employees under the Plan. In February 2024, the Option Shares were vested and exercised, the Company issued 27,744 Shares (given effect of the First Share Consolidation and Second Share Consolidation) Class A Ordinary of a nominal or par value of US$0.00016 each (given effect of the First Share Consolidation and Second Share Consolidation) to the employees of the Company pursuant to the Plan.

In June 2025, the Company granted the 8,000 (given effect of the Second Share Consolidation) Option Shares under the Plan and the stock options have an exercise price of US$6.90 (given effect of the Second Share Consolidation) per share.

In June 2025, the Company granted a total of 18,640 (given effect of the Second Share Consolidation) Option Shares to certain employees under the Plan. In addition, the options may be exercised upon the third anniversary from the grant date.

A summary of the share options activities for the years ended June 30, 2025 and 2024 is presented below:

		Weighted
	Number of	average grant
	shares	date fair value
Outstanding as of June 30, 2023	-	-
Granted	27,444	69.19
Exercised	(27,444)	69.19
Outstanding as of July 1, 2024	-	-
Granted	26,640	6.34
Exercised	-	-
Outstanding as of Jun 30, 2025	26,640	6.34
Vested and exercisable as of June 30, 2025	1,332	6.75
Expected to vest as of June 30, 2025	26,640	6.34

The fair value of the Class A Ordinary Shares issued to employees was measured using the Black-Scholes method. A summary of the measurement of the fair value and inputs at grant date is as follows:

	Years Ended June 30,
	2025	2024
Fair value at grant date (weighted average)	US$5.25	US$13.92
Exercise price at grant date (weighted average)	US$6.50	US$0.032
Expected volatility (weighted average)	144%	61.80%
Expected terms (years) (weighted average)	7	4
Expected dividend (weighted average)	-	-
Risk-free interest rate (weighted average)	4.33%	4.50%

Risk-free interest rate is estimated based on the yield curve of US Government Bond as of the option valuation date. The expected volatility at the grant date and each option valuation date is estimated based on annualized standard deviation of stock price return of comparable companies with a time horizon close to the expected term of the options. The Company has never declared or paid any cash dividends on its capital stock, and the Company does not anticipate any dividend payments in the foreseeable future. Expected term is the average period of time from the grant date to the exercise date or the forfeiture date.

During the year ended June 30, 2025 and 2024, the Company recognized share-based compensation of US$8,987 and US$1,919,700 respectively in the consolidated statements of operations and comprehensive loss. As of June 30, 2025 and 2024, there was US$159,917 and nil of unrecognized compensation expense related to unvested share options, which is expected to be recognized over a weighted average period of 2.86 years.

F-31

15	Share-based compensation (continued)

Share-based compensation to non-employees

In February 2024, the Company issued 520,281 (given effect of the First Share Consolidation and Second Share Consolidation) Class A Ordinary Shares issued to certain advisors of the Company in consideration for the past services to the Company in connection with the listing and business developments.

The fair value of the Class A Ordinary Shares issued to advisors was measured using probability-weighted-average method. The weighted average fair value of the Class A Ordinary Shares issued to advisors during the year ended was S$18.80 per share (given effect of the First Share Consolidation and Second Share Consolidation).

During the year ended June 30, 2024, the Company recognized share-based compensation of $7,200,064 in the consolidated statements of operations and comprehensive loss.

Restricted share units

In June 2025, the Company granted a total of 66,404 (given effect of the Second Share Consolidation) Restricted Shares to certain employees under the Plan. The Company is intended to align employee incentives with shareholder interests, attract and retain qualified personnel, and support long-term value creation. The fair value of restricted share units is based on the fair market value of the underlying ordinary shares on the date of grant.

The following table summarized the Company’s restricted share unit activities during the year ended June 30, 2025:

		Weighted
	Number of	average grant
	shares	date fair value
Unvested as of Jul 1, 2024	-	-
Granted	66,404	6.10
Vested	66,404	6.10
Unvested as of Jun 30, 2025	-	-

As of June 30, 2025, a total of 66,404 (given effect of the Second Share Consolidation) Class A Ordinary Shares had been granted and vested under the 2025 ESOS at an exercise price of US$6.10 (given effect of the Second Share Consolidation) per share.

During the year ended June 30, 2025, the Company recognised share-based compensation of US$405,064 for restricted shares in the consolidated statements of operations and comprehensive loss. As of June 30, 2025, there was no outstanding unvested restricted shares under the Plan.

F-32

16 Basic and diluted loss per share

As the Group incurred losses for the years ended June 30, 2025, 2024 and 2023, the potential ordinary shares including unvested shares of 25,308 (given effect of the Second Share Consolidation), nil and nil were anti-dilutive and excluded from the calculation of diluted net loss per share of the Company.

The table below presents the computation of basic and diluted net loss per shares for the years ended June 30, 2025, 2024 and 2023:

	Years Ended June 30,
	2025	2024	2023

Numerator:
Net loss for the period attributable to shareholders	(3,383,806)	(15,602,792)	(3,213,360)
Denominator:
Weighted-average number of ordinary shares, basic	885,796	862,293	637,050
Net loss per share attributable to shareholders, basic	(3.82)	(18.09)	(5.04)

17 Contingencies and commitment

Operating lease:

The company entered into lease agreements to rent the office premises for its own use. The office lease agreements included Vision exchange office unit #07-04, #07-06, #07-07 and #07-08 in Singapore and Icon 4 Tower office #234A in Vietnam. The company also entered into lease agreements to rent one clinic and pharmacy each for business operation purpose. The monthly lease fee for all these premises are approximately equivalent to $21,000, and the tenancy periods range about 1 year. The company accounted for the lease arrangements under operating leases.

18 Subsequent events

At The Market (ATM) Agreement

On July 15, 2025, the Company entered into a sales agreement with A.G.P./Alliance Global (the “Agent”), pursuant to which the Company may sell from time to time, at its option, the Company’s Class A ordinary shares, par value US$0.000032 per share through or to the Agent, as sales agent or principal. In accordance with the terms of the Sales Agreement, under the prospectus, the Company may offer and sell its Class A Ordinary Shares having an aggregate offering price of up to $300,000,000 from time to time through or to the Agent. The sale, if any, of the Class A Ordinary Shares under the Sales Agreement will be made by any method permitted that is deemed to be an “at-the-market” equity offering as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, including sales made directly on the Nasdaq Capital Market or any other trading market for the Class A Ordinary Shares. Subject to the terms and conditions of the Sales Agreement, the Agent will use commercially reasonable efforts to sell the Class A Ordinary Shares from time to time, based on the Company’s instructions. The compensation payable to the Agent as sales agent shall be 3.0% of the gross proceeds from each sale of the shares through or to the Agent pursuant to the Sales Agreement. In addition, the Company will reimburse the Agent for certain out-of-pocket costs and expenses incurred in connection with the Sales Agreement in an amount not to exceed $40,000 and up to an additional $20,000 per fiscal year for maintenance, and the Company has agreed in the Sales Agreement to provide indemnification and contribution to the Agent against certain liabilities, including liabilities under the Securities Act.

F-33

18	Subsequent events (continued)

Security Purchase Agreement

As previously disclosed on the May 2025 Form 6-K, (a) on April 4, 2025, the Company and Indopacific Health Investment Corporation Pte. Ltd. (“Indopacific”) executed a non-binding term sheet (“Term Sheet”) for the acquisition of Indopacific through a share exchange; and (b) to effect the Interim Financing contemplated under the Term Sheet, the Company entered into a securities purchase agreement with Indopacific and Natali Ardianto on May 2, 2025, pursuant to which the Company has issued and sold an aggregate of 22,485 class A ordinary shares for $200,000. As part of the same series of transactions contemplated under the Term Sheet, on September 10, 2025, the Company and Indopacific entered into an additional securities purchase agreement (the “Second SPA”), pursuant to which the Company agreed to issue and sell an aggregate of 100,000 class A ordinary shares (the “Consideration Shares”), valued at $9.00 per share, for $900,000. Pursuant to the Second SPA, 50% of the Consideration Shares will be subject to a 180 days lock-up period, and the remaining 50% of the Consideration Shares will be subject to a 360 days lock-up period. The closing of the sale and purchase of the Consideration Shares is conditioned upon, among other things, the Consideration Shares having been approved and designated for quotation or listed on the Nasdaq Capital Market. The Second SPA contained customary representations and warranties of the Company and Indopacific. As of the date of this report, the parties have not yet entered into a definitive agreement for the Share Exchange. The Company will make a further announcement once a definitive agreement has been executed.

Except as noted below, the Company has assessed all events of transactions that occurred after June 30, 2025 through the date that these consolidated financial statements are available to be issued and other than the following, there are no further material subsequent events that require disclosure in these consolidated financial statements.

Reverse Split

The Company’s Extraordinary General Meeting held on September 11, 2025, the Company’s shareholders approved (i) the 1-for-5 reverse stock split of all of its issued and outstanding, and authorized but unissued, ordinary shares (the “Reverse Stock Split”) and (ii) the Amended and Restated Memorandum and Articles of Association of the Company (the “Memorandum Amendment”) to reflect the Reverse Stock Split. On September 23, 2025, the Company’s Board of Directors, acting pursuant to the approval by the Company’s shareholders, filed the Memorandum Amendment by sending notice to the Registrar of Companies of the Cayman Islands. Pursuant to the Memorandum Amendment, the authorized share capital remains $50,000 and is now divided into 312,500,000 ordinary shares, and the par value of the ordinary shares has increased from $0.000032 per share to $0.00016 per share. As a result of the Reverse Stock Split, every five issued and outstanding ordinary shares were combined into one issued and outstanding ordinary share. Shareholders will not receive fractional shares; instead, the Company shall receive one ordinary share in lieu of any fractional shares. The Reverse Stock Split became effective at 12:01 a.m. Eastern Time on September 25, 2025, and the Company’s ordinary shares began trading on a Reverse Stock Split-adjusted basis on the Nasdaq Capital Market under the existing ticker symbol “MNDR” at the market open on September 25, 2025. After the Reverse Stock Split, the trading symbol for the Company’s ordinary shares will continue to be “MNDR.” The new CUSIP number for the Company’s ordinary shares is G62264 125.

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Mobile-health Network Solutions

Exhibit Index

Exhibit Number	Description of Document
3.1+	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 1.1 to the Registrant’s annual report on Form 20-F filed with the SEC on October 31, 2025)

4.1+	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated herein by reference to Exhibit 2.1 to the Registrant’s annual report on Form 20-F filed with the SEC on October 31, 2025)

4.2+	Form of Subscription Agreement between the Registrant and its investors (incorporated herein by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1 (Amendment No.1) filed with the SEC on March 28, 2025 (Registration No. 333-286026))

4.3+	Form of Share Transfer and Shareholders’ Agreement (incorporated herein by reference to Exhibit 4.3 to the Registrant’s registration statement on Form F-1 (Amendment No.1) filed with the SEC on March 28, 2025 (Registration No. 333-286026))

5.1+	Opinion of Harney Westwood & Riegels Singapore LLP regarding the validity of the Class A Ordinary Shares being registered

8.1+	Opinion of Harney Westwood & Riegels Singapore LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

10.1+	2023 Employee Incentive Plan (incorporated herein by reference to Exhibit 4.1 to the Registrant’s annual report on Form 20-F filed with the SEC on October 31, 2025)

10.2+	Amendment to Mobile-health Network Solutions 2023 Employee Incentive Plan (incorporated herein by reference to Exhibit 4.2 to the Registrant’s annual report on Form 20-F filed with the SEC on October 31, 2025)

10.3+	2025 Employee Incentive Plan (incorporated herein by reference to Exhibit 4.3 to the Registrant’s annual report on Form 20-F filed with the SEC on October 31, 2025)

10.4+	2026 Employee Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the Registrant’s report on Form 6-K filed with the SEC on February 12, 2026)

10.5+	Form of Indemnification Agreement between the Registrant and its directors and executive officers (incorporated herein by reference to Exhibit 10.2 to the Registrant’s registration statement on Form F-1 (Amendment No.1) filed with the SEC on March 28, 2025 (Registration No. 333-286026))

10.6+	Form of Employment Agreement between the Registrant and its Chief Executive Officer and Chief Operating Officer (incorporated herein by reference to Exhibit 10.3 to the Registrant’s registration statement on Form F-1 (Amendment No.1) filed with the SEC on March 28, 2025 (Registration No. 333-286026))

10.7#+	Employment Agreement with Chief Financial Officer (incorporated herein by reference to Exhibit 10.4 to the Registrant’s registration statement on Form F-1 (Amendment No.1) filed with the SEC on March 28, 2025 (Registration No. 333-286026))

10.8+	Form of Independent Director Agreement (incorporated herein by reference to Exhibit 10.5 to the Registrant’s registration statement on Form F-1 (Amendment No.1) filed with the SEC on March 28, 2025 (Registration No. 333-286026))

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10.9+	Partnership Agreement between Manadr Pte Ltd and five other clinics (incorporated herein by reference to Exhibit 10.6 to the Registrant’s registration statement on Form F-1 (Amendment No.1) filed with the SEC on March 28, 2025 (Registration No. 333-286026))

10.10#+	Medical Service Agreement, dated April 5, 2023 (incorporated herein by reference to Exhibit 10.7 to the Registrant’s registration statement on Form F-1 (Amendment No.1) filed with the SEC on March 28, 2025 (Registration No. 333-286026))

10.11+	Standby Equity Subscription Agreement, dated February 14, 2025, by and between the Company and YA II PN, Ltd. (incorporated herein by reference to Exhibit 10.8 to the Registrant’s registration statement on Form F-1 (Amendment No.1) filed with the SEC on March 28, 2025 (Registration No. 333-286026))

10.12+	Securities Purchase Agreement with Indopacific Health Investment Corporation Pte. Ltd. and Natali Ardianto dated May 2, 2025 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s report on Form 6-K filed with the SEC on May 5, 2025)

10.13+	Sales Agreement dated July 15, 2025, by and between the Company and A.G.P./Alliance Global Partners (incorporated herein by reference to Exhibit 10.1 to the Registrant’s report on Form 6-K filed with the SEC on July 17, 2025)

10.14+	Securities Purchase Agreement with Indopacific Health Investment Corporation Pte. Ltd. dated September 10, 2025 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s report on Form 6-K filed with the SEC on September 11, 2025)

10.15+	Memorandum of Understanding between the Company and PPG (incorporated herein by reference to Exhibit 10.1 to the Registrant’s report on Form 6-K filed with the SEC on November 20, 2025)

14.1+	Code of Business Conduct and Ethics of the Registrant (incorporated herein by reference to Exhibit 11.1 to the Registrant’s annual report on Form 20-F filed with the SEC on October 31, 2025)

19.1+	Amended Insider Trading and Confidentiality Policy of the Registrant (incorporated herein by reference to Exhibit 99.1 to the Registrant’s report on Form 6-K filed with the SEC on August 21, 2025)

21.1+	List of Subsidiaries of Mobile-health Network Solutions (incorporated herein by reference to Exhibit 21.1 to the Registrant’s annual report on Form 20-F filed with the SEC on October 31, 2025)

23.1+	Consent of Simon & Edward, LLP, Independent Registered Public Accounting Firm

23.2+	Letter of Simon & Edward, LLP dated September 6, 2024, regarding change in independent registered public accounting firm. (incorporated herein by reference to Exhibit 16.1 to the Registrant’s report on Form 6-K filed with the SEC on September 6, 2024)

23.3+	Consent of Rajah & Tann Singapore LLP

23.4	Consent of JWF Assurance PAC

23.5+	Consent of Harney Westwood & Riegels Singapore LLP (included in Exhibit 5.1)

23.6+	Consent of Frost & Sullivan

24.1	Power of Attorney (included on signature page)

107+	Filing Fee Table

+	Previously filed and incorporated by reference
#	Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Company customarily and actually treats that information as private or confidential and the omitted information is not material.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on April 9, 2026.

Mobile-health Network Solutions

By:	/s/ Siaw Tung Yeng
Name:	Siaw Tung Yeng
Title:	Co-Chief Executive Officer and Director

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Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Siaw Tung Yeng and Peng Chee Yong as an attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Class A Ordinary Shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Siaw Tung Yeng	Co-Chief Executive Officer and Director	April 9, 2026
Name: Siaw Tung Yeng	(principal executive officer)

/s/ Teoh Pui Pui	Co-Chief Executive Officer/Chief Operating Officer/Chairwoman of the Board/Director	April 9, 2026
Name: Teoh Pui Pui	(principal executive officer)

/s/ Leong Aik Huat	Chief Financial Officer	April 9, 2026
Name: Leong Aik Huat	(principal financial and principal accounting officer)

/s/ Ho Hin Yip	Independent Director	April 9, 2026
Name: Ho Hin Yip

/s/ Tan Kim Han Raymond	Independent Director	April 9, 2026
Name: Tan Kim Han Raymond

/s/ Gabe Rijpma	Independent Director	April 9, 2026
Name: Gabe Rijpma

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Signature of Authorized Representative in the United States

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Mobile-health Network Solutions, has signed this registration statement or amendment thereto in New York, New York, United States on April 9, 2026.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

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